NEITHER THIS NOTE NOR THE SECURITIES THAT ARE ISSUABLE UPON CONVERSION HEREOF OR UPON EXCHANGE HEREUNDER (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, AND APPLICABLE STATE SECURITIES LAWS; OR (II) AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

CONVERTIBLE PROMISSORY NOTE

Issuance Date: August ___, 2016	$250,000 (USD)

For Value Received, Sealand Natural Resources Inc., a corporation incorporated under the laws of the State of Nevada and located at (the “Company”), hereby promises to pay to the order of _______________________________ or his, her or its successors or assigns (as applicable, the “Holder” or the “Holders”), the principal amount of two hundred fifty thousand U.S. dollars ($250,000), on or prior to August ___, 2019 (the “Maturity Date”), in accordance with the terms hereof. This Convertible Term Promissory Note is hereinafter referred to as the “Note” and it is being issued in connection with the execution of that certain Convertible Note Purchase Agreement dated on or around the date of this Note.

1. Interest and Payments

1.1 Interest. The principal amount of this Note shall bear interest at a rate of eight percent (8%) per annum which shall be paid annually on the anniversary date of the date first set forth above by check or wire transfer to Holder at the address set forth above or in a written notice to the Company; provided, however that interest shall be paid at a rate of thirteen percent (13%) per annum in the event of any late payment due hereunder.

1.2 Term and Payment. The principal amount of this Note shall be due and payable at the close of business on the Maturity Date.

1.3 Prepayment. The Company may not prepay this Note without the consent of Holder.

1.4 Unsecured. This Note shall not be secured by any collateral and is unsecured in all respects.

2. Conversion Rights and Mandatory Conversion

Holder will have the right, at its sole option and discretion, to convert principal and any accrued unpaid interest under this Note as specified in paragraphs 2.1 and 2.2 below.

2.1 Conversion Before an Event of Default. Holder shall have the right at its election to convert the principal amount of this Note, together with accrued but unpaid interest thereon, into shares of common stock of the Company (the “Conversion Shares”), at a conversion rate equal to the lower of (i) $1.00 per share (adjusted for stock splits, reverse stock splits, stock dividends and recapitalizations occurring before the Maturity Date) and (ii) 90% of the Company’s per share price upon any future offering or issuance of shares prior to the Maturity Date (but excluding issuances pursuant to any right or agreement binding on the date first set forth above and at all times thereafter until the Maturity Date) (the “Conversion Price”).

2.2 [Intentionally left blank.]

2.3 Manner of Conversion. Upon any exercise by the Holder of the foregoing conversion rights, the conversion of principal under this Note shall be effected in the following manner:

2.3.1 The Company shall, within 20 business days of the date of the conversion (which shall be deemed effective as of the date on which the conversion notice was given, as determined in accordance with Section 10 below), deliver to the Holder one or more certificates representing the Conversion Shares in such name(s) and denomination(s) as the Holder shall have specified; provided, however, that no fractional shares shall be issued in connection therewith, nor shall any transfers be permitted except in accordance with applicable securities laws. Upon any such conversion, the number of Conversion Shares issuable shall be rounded to the nearest whole number (with even halves rounded up).

2.3.2 The issuance of certificates for Conversion Shares upon a conversion shall be made without charge to the Holder in respect thereof or other cost incurred by the Company.

2.3.3 All Conversion Shares issued upon a conversion hereunder shall, when so issued, be duly authorized and validly issued, fully paid and non-assessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which such securities are quoted.

2.3.4 If the Company at any time after the date hereof, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of its common stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares issued upon conversion will be proportionately increased. If the Company at any time on or after the date hereof combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the conversion price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

2.4 Mandatory Conversion. Notwithstanding anything in this Note to the contrary, the Company may, in its sole discretion, require the Holder to convert the principal amount of this Note, together with accrued but unpaid interest thereon, into Conversion Shares if the Company’s common stock is listed on the Nasdaq Capital Market, the Nasdaq Global Market, or the Nasdaq Global Select Market on which the volume weighted trading price of shares is at least twice the conversion price of the common shares of the Company to which the Holders would be entitled under this Note. Such mandatory conversion shall be treated as if it were a conversion pursuant to Section 2.1 above and shall be effective as of the date of such listing.

2.5 Shares Issued upon Conversion to be Registered Shares. Shares issued upon any conversion shall either be registered or shall be included in any subsequent registration of shares of the Company of $5 million or more

3. Transfer, Exchange and Replacement

3.1 Transfer or Exchange. This Note has not been and is not being registered under the provisions of the Securities Act or any state securities laws and this Note may not be transferred prior to the end of the holding period applicable to sales under Rule 144 unless in accordance with applicable law and unless: (1) the transferee is an “accredited investor” (as defined in Regulation D under the Securities Act) and (2) the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the Securities Act. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefore a new Note or Notes, as the case may be, as requested by the Holder or transferee, which aggregate principal amount is equal the unpaid principal amount of such Note, registered as such Holder or transferee may request; provided, however, that this Note may not be transferred by Holder to any Person other than Holder’s affiliates without the prior written consent of the Company. The Company shall be entitled to regard the registered Holder of this Note as the Holder of the Note so registered for all purposes until the Company or its agent, as applicable, is required to record a transfer of this Note on its register.

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3.2 Replacement. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount and interest into common stock of the Company.

4. Defaults and Remedies

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Holder or until cured by the Company:

(a) the Company shall fail to pay principal and interest on the Maturity Date;

(b) a case or proceeding shall have been commenced involuntarily against the Company in a court having competent jurisdiction seeking a decree or order under the United States Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, and seeking either (A) the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such person or of any substantial part of its properties, or (B) the reorganization or winding up or liquidation of the affairs of any such person, and such case or proceeding shall remain undismissed or unstayed for 60 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding;

(c) the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors;

(d) without the affirmative consent of a majority of the Holders, the Company shall not do any of the following, or shall cure any of the following default events within 10 business days of notice of such failure from a majority of the Holders: (i) incur senior secured indebtedness other than in connection with a secured financing of inventory or receivables in an amount in excess of $1,000,000; (ii) fail to adopt an annual business plan with the reasonable approval of the Holders; (ii) declare a dividend on any equity issued by the Company that is payable other than in common stock of the Company; (iii) enter into any transaction with an affiliate of the Company without the consent of the Holders; or (iv) fail to become current on filings by the Company with the S.E.C. as necessary to maintain its status as a listed company (as more specifically set forth in the Convertible Note Purchase Agreement) on or before January 15, 2017; or

(e) any of the following key shareholders or executives shall sell over one-half of the shares or warrants they presently hold in the Company: Lars Poulsen, Greg May and A.Stone Douglass, other than in an event in which the Holders shall also sell a proportionate amount of their shares or share equivalents in the Company.

(f) a change of control of the Issuer, which would include A.Stone Douglass, the current CEO and Chairman of the Board of the Issuer (Guarantor) no longer serving in those capacities.

If any Event of Default shall have occurred and be continuing, then Holder may, upon written notice to the Company, take any one or more of the following actions: (i) declare all or any portion of the principal amount of this Note to be forthwith due and payable, whereupon such principal shall become and be due and payable; (ii) convert this Note into Conversion Shares as provided herein, or (iii) exercise any rights and remedies provided by law.

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5. Amendment and Waiver

The provisions of this Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Holder.

6. Cancellation

After all principal owed on this Note has been paid in full or converted pursuant to Section 2, this Note shall automatically be deemed canceled, and upon the Company’s request the Holder shall surrender this Note to the Company.

7. Company’s Waiver of Notice

To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

8. Governing Law

This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws.

9. Waiver of Rights

No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10. Notices

Notices shall be given at the address and as deemed for the Company or Holder, as applicable, indicated in that certain Convertible Note Purchase Agreement by and among the Company and Holder dated on or about the date hereof.

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In Witness Whereof, the Company has caused this Note to be executed as of the date first indicated above.

SEALAND NATURAL RESOURCES INC.

By:
Name:
Title:

[Signature Page to Convertible Promissory Note]

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